EXHIBIT 99.2

HealthWarehouse.com Appoints Daniel Seliga as Chief Operating Officer and Chief Financial Officer

(CINCINNATI, OH, January 14, 2016) – HealthWarehouse.com, Inc. (OTCQB:HEWA), the only VIPPS accredited online pharmacy licensed in all 50 states, announced today that it has appointed Daniel Seliga as Chief Operating Officer and Chief Financial Officer.

“I am pleased to announce this new executive appointment as it serves to significantly enhance and strengthen the management of HealthWarehouse.com’s expanding operations and positions the Company for future growth,” said Lalit Dhadphale, the Company’s President and Chief Executive Officer.

Seliga, 50, has provided financial and operational consulting to HealthWarehouse.com since August 2013. His expertise in these areas has solidified financial reporting and pharmacy operations for the Company.

Prior to joining the Company full time, Mr. Seliga was a Managing Director of Melrose Capital, the Company’s senior lender.  From September 2010 to December 2012, he was General Manager and Business Manager for MVI Enterprises, the largest truck dealership network in Ohio.  From November 1996 to July 2010, Mr. Seliga was the Chief Financial Officer and Vice President of Operations for Mae Holding Company, a privately held wholesale distributor of commercial construction materials and a retail home improvement company.  Prior to 1996, Mr. Seliga served as a commercial and real estate lending officer for Bank of New York and PNC Bank.  Seliga received an MBA in Finance from the University of Notre Dame and a BS in Accounting from Saint Vincent College.

“We are fortunate to have such a talented individual as part of our senior management team,” said Dhadphale.  “Dan has held several leadership positions in operations and finance in various companies for 20 years, and we expect his skills, experience and leadership to contribute significantly to HealthWarehouse.com’s future growth and development.”

About HealthWarehouse.com

HealthWarehouse.com, Inc. (OTCQB:HEWA) is a trusted VIPPS accredited online pharmacy based in Florence, Kentucky. The Company is focused on the growing out of pocket prescription market, which is expected to grow to $80 billion in 2015. With a mission to provide affordable healthcare to every American by focusing on technology that is revolutionizing prescription delivery, HealthWarehouse.com has become the largest VIPPS accredited online pharmacy in the United States.

HealthWarehouse.com is licensed in all 50 states and only sells drugs that are FDA-approved and legal for sale in the United States. Visit HealthWarehouse.com online at http://www.HealthWarehouse.com.

Forward-Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ significantly from management's expectations. These forward-looking statements involve risks and uncertainties that include, among others, risks related to competition, management of growth, new products, services and technologies, potential fluctuations in operating results, international expansion, outcomes of legal proceedings and claims, fulfillment center optimization, seasonality, commercial agreements, acquisitions and strategic transactions, foreign exchange rates, system interruption, inventory, government regulation and taxation, payments and fraud. More information about factors that potentially could affectHealthWarehouse.com's financial results is included in HealthWarehouse.com's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent filings.

Contact:

Mr. Lalit Dhadphale, CEO
lalit@healthwarehouse.com,
(859)-444-7341

7107 Industrial Rd. • Florence, KY 41042
Tel: (800) 748-7001 • Fax: (888) 870-2808 • www.HealthWarehouse.com